Part II
Item 4. (continued)


                                   EXHIBIT 12
                                   ----------

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                    and preferred stock dividend requirements
                                   (Unaudited)


                                                           Nine Months Ended
                                                           September 30, 2000

(in thousands, except ratio):
================================================================================
Earnings
Net income                                                    $   313,798
                                                              -----------

Fixed charges                                                           0

Total fixed charges                                                     0
                                                              -----------

Earnings before fixed charges                                 $   313,798
                                                              ===========

Fixed charges, as above                                       $         0
Preferred stock dividend requirements                             247,206
                                                              -----------

Fixed charges including preferred stock dividends             $   247,206
                                                              ===========

Ratio of earnings to fixed charges and
preferred stock dividend requirements                                1.27
                                                              ===========

===============================================================================


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